Exhibit 99.1
Healthcare Services Group, Inc.
Reports Q3 2022 Results

BENSALEM, PA--(BUSINESS WIRE)-- Healthcare Services Group, Inc. (NASDAQ:HCSG) (the “Company”) reported for the three months ended September 30, 2022 revenue of $414.5 million and net income of $0.3 million. The Company’s Board of Directors declared a quarterly cash dividend of $0.215 per common share, the 77th consecutive increase since the initiation of dividend payments in 2003.

Ted Wahl, Chief Executive Officer, stated, “Our third quarter results reflect the ongoing and expected choppiness that we referenced during our second quarter call. And while we have conviction in our ability to manage the controllable components of our business, we are also realistic about the ongoing challenges that remain within our industry and the broader economy.”

Mr. Wahl continued, “During the quarter, we successfully executed on our strategy to more favorably position our customer partnerships and agreements. We are confident that this work will yield improved results in the fourth quarter and remain on track to meet our goal of exiting the year with cost of services in line with our historical target of 86%.”

Mr. Wahl concluded, “We will continue to adjust, adapt and aim to deliver optimal results for the Company, in a way that maintains the integrity of our existing partnerships, and opportunistically explores prospective new business additions.”

Revenue for the quarter was reported at $414.5 million, with housekeeping & laundry and dining & nutrition segment revenues of $196.9 million and $217.6 million, respectively. As previously disclosed, third quarter results were impacted by contract modification actions taken by the Company, resulting in one-time reductions of approximately $9.0 million in revenue (previously estimated at $17.0 million) and operating income.

Housekeeping & laundry and dining & nutrition segment margins were 8.9% and -0.2%, respectively. Segment margins were impacted by the aforementioned contract modification actions.

Direct cost of services was reported at $376.9 million, or 90.9%. Cost of services was impacted by a $7.6 million increase in AR reserves. The Company remains on track to meet its goal of exiting the year with cost of services in line with its historical target of 86%.

Selling, general and administrative (“SG&A”) was reported at $37.0 million; after adjusting for the $1.2 million decrease in deferred compensation, actual SG&A was $35.8 million, or 8.6%. The Company expects 2022 SG&A to approximate 8.5% to 9.5%.

Cash used in operations for the quarter was $9.9 million and was impacted by a $16.2 million increase in accounts receivable and a $15.7 million decrease in accrued payroll. DSO for the quarter was 76 days.

Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.215 per common share, payable on December 22, 2022 to shareholders of record at the close of business on November 18, 2022. This represents the 78th consecutive quarterly cash dividend payment, as well as the 77th consecutive increase since the initiation of quarterly cash dividend payments in 2003.

Exhibit 99.1
Conference Call and Upcoming Events

The Company will host a conference call on Wednesday, October 19, 2022, at 8:30 a.m. Eastern Time to discuss its results for the three months ended September 30, 2022. The call may be accessed via phone at 1 (888) 330-3451, Conference ID: 4431380. The call will be simultaneously webcast under the “Events & Presentations” section of the Investor Relations page on the Company’s website, www.hcsg.com. A replay of the webcast will also be available on the website for one year following the date of the earnings call.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of federal securities laws, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “estimates,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services to the healthcare industry, primarily providers of long-term care; the impact of and future effects of the COVID-19 pandemic or other potential pandemics; having a significant portion of our consolidated revenues contributed by one customer during the nine months ended September 30, 2022; credit and collection risks associated with the healthcare industry; our claims experience related to workers’ compensation and general liability insurance (including any litigation claims, enforcement actions, regulatory actions and investigations arising from personal injury and loss of life related to COVID-19); the effects of changes in, or interpretations of laws and regulations governing the healthcare industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor-related matters such as minimum wage increases; the Company's expectations with respect to selling, general, and administrative expense; the impact of the concluded Securities and Exchange Commission investigation and related class action lawsuit; heightened volatility of commodity food prices partially due to constrained global production as a result of the Russia-Ukraine conflict and the risk factors described in Part I of our Form 10-K for the fiscal year ended December 31, 2021 under “Government Regulation of Customers,” “Service Agreements and Collections,” and “Competition” and under Item IA. “Risk Factors" in such Form 10K, and in Item 1A. "Risk Factors" of our Form 10-Q for the quarter ended June 30, 2022.

These factors, in addition to delays in payments from customers and/or customers in bankruptcy, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected by continued inflation particularly if increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services (including the impact of potential tariffs and COVID-19) could not be passed on to our customers.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new customers, retain and provide new services to existing customers, achieve modest price increases on current service agreements with existing customers and/or maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and the successful execution of our projected growth strategies. There can be no assurance that we will be successful in that regard.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Theodore Wahl	Matthew J. McKee
President and Chief Executive Officer	Chief Communications Officer

215-639-4274
investor-relations@hcsgcorp.com

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues	$414,488	$415,590	$1,266,156	$1,221,512
Operating costs and expenses:
Cost of services provided	376,894	364,822	1,129,526	1,037,852
Selling, general and administrative	35,803	38,780	100,820	128,818
Income from operations	1,791	11,988	35,810	54,842
Other (expense) income, net:
Investment and other (loss) income, net	(798)	133	(10,786)	5,294
Income before income taxes	993	12,121	25,024	60,136
Income tax expense	671	2,581	6,553	16,378

Net income	$322	$9,540	$18,471	$43,758

Basic earnings per common share	$0.00	$0.13	$0.25	$0.58

Diluted earnings per common share	$0.00	$0.13	$0.25	$0.58

Cash dividends declared per common share	$0.21500	$0.21000	$0.64125	$0.62625

Basic weighted average number of common shares outstanding	74,340	74,943	74,334	74,983

Diluted weighted average number of common shares outstanding	74,348	75,076	74,346	75,170

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	September 30, 2022	December 31, 2021
Cash and cash equivalents	$19,633	$70,794
Marketable securities, at fair value	93,748	114,396
Accounts and notes receivable, net	347,494	293,388
Other current assets	51,818	67,804
Total current assets	512,693	546,382

Property and equipment, net	24,244	28,102
Notes receivable — long-term	26,854	29,259
Goodwill	75,529	74,755
Other intangible assets, net	17,154	20,805
Deferred compensation funding	31,627	46,691
Other assets	34,063	31,535
Total Assets	$722,164	$777,529

Accrued insurance claims — current	$26,242	$24,310
Other current liabilities	155,580	166,815
Total current liabilities	181,822	191,125

Accrued insurance claims — long-term	69,707	65,084
Deferred compensation liability — long-term	31,807	46,888
Lease liability — long-term	8,748	11,299
Other long term liabilities	8,004	10,456
Stockholders' equity	422,076	452,677
Total Liabilities and Stockholders' Equity	$722,164	$777,529